EXHIBIT 10.15

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.


                            TAPEMARK SUPPLY AGREEMENT


       The parties to this Agreement are CNS, Inc., ("CNS"), a Delaware Corporation, headquartered in Eden Prairie, MN and Tapemark, Inc., ("Tapemark") a Minnesota Corporation, with its headquarters in West St. Paul, MN.

I.       Term:

The term of this Agreement begins on the date the last party signs this Agreement (the "Effective Date") and will continue for three (3) years. This Agreement supercedes any prior agreements.

II.      Exclusivity:

Tapemark will not supply finished external nasal dilators components for use in the manufacture of external nasal dilators to any third party(s) other than CNS or its designee for the duration of this Agreement and for a period of three (3) years thereafter. This exclusivity is deemed necessary by the parties to protect CNS's confidential information and other proprietary rights.

III.     Quality:

Tapemark will produce product to the most current revision level of the specifications provided by CNS, and accepted by Tapemark, which shall not be reasonable withheld, as evidenced by a certificate of conformance that will accompany each shipment. In the event that CNS identifies product that is not within specifications, Tapemark will upon notice, replace or refund the purchase price of any product that is shown not to conform to specifications. In addition, Tapemark will incur the cost of return freight and is responsible for the disposal of goods in a safe manner. Tapemark will pay reasonable costs for such disposal. CNS has the right to revise the specifications and shall provide such amended specifications to Tapemark. Tapemark will become recertified to the new ISO standards by the end of March 2002. During the interim, Tapemark will maintain their compliance to ISO.

IV.      CNS Duty to Inspect; Returns:

CNS will direct its distribution center to promptly inspect any shipment of finished product received from Tapemark and to promptly notify Tapemark in writing of any defects. The notice must specify the defects in detail. Any goods not rejected within thirty (30) days of delivery are deemed accepted.

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V.       Liability:

Subject to the limitations below, Tapemark shall be liable to CNS for any and all claims, causes of action, suits, proceedings, damages, demands, fees, expenses, fines, penalties and costs (including without limitation, attorney's fees, costs and disbursements) collectively "Adverse Consequences" arising from any injury or alleged injury to any person or business for property damage, personal injury or incidental, special or consequential damages made against CNS or Tapemark for liability arising from or caused by the use of product to the extent resulting from negligence by Tapemark in the production, handling or distribution of product prior to receipt by CNS or its customers. However, Tapemark shall not be liable to CNS under the preceding sentence unless CNS shall have tendered to Tapemark the defense of any claim, cause of action, suit or proceeding encompassed within the preceding sentence, promptly upon CNS's awareness of the same; and in no event shall Tapemark be liable under the preceding sentence for Adverse Consequences attributable to defective design or flaw in the specifications of product.

VI.      Pricing/Quantity:

CNS agrees its initial purchases of Breathe Right (R) Nasal Strips will be at the prices supplied on the price sheet provided by Tapemark, attached as Exhibit A, for the duration of the contract, subject to the adjustments under Section VII, Price Adjustments, below. The parties may agree to add additional items to the price list. Prior to addition to the price list, the parties shall agree on the pricing for new items and such pricing shall be subject to the price reductions requirements of Section VII. The new price sheet shall become effective only when representatives from CNS and Tapemark sign and date the new price sheet. CNS estimates that it will purchase [* * * *] strips in the 365 days from the effective date of this Agreement, in a configuration to be determined by CNS. This quantity is only an estimate and may change as market and competitive conditions change. CNS will strive to smooth production such that downtime will be minimized and to the best of CNS's ability production will occur in every month subject to market and competitive conditions. The quantities to be purchased from Tapemark by CNS will be reviewed annually and will be based on market conditions and the effectiveness of Tapemark's cost reductions pursuant to Section VII.

VII.     Price Adjustments:

Tapemark agrees to a cost reduction initiative [* * * *]. It anticipates that this reduction will be based on reducing its costs. Tapemark may achieve this reduction internally by improving efficiencies, automating equipment, and controlling raw materials, for example. In addition, CNS will assist in other areas of cost reduction that are external to Tapemark, including but not limited to, printing, packaging, corrugate and alternative material. CNS will assist in evaluating these potential areas by participating on a team compromised of individuals from the respective companies. Additional external members may be added, as their expertise is required. As costs are reduced based on the activities of Tapemark's internal efforts and the efforts of the team, these cost savings will be reflected in lowere prices to CNS. Tapemark will use its commercially reasonable best efforts to provide price reductions exceeding
[* * * *].


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However, in the unlikely event that inflation-driven cost increases by
Tapemark's suppliers, after reasonable resistance by Tapemark, unavoidably increase Tapemark's costs, Tapemark has the right to renegotiate the price, in an amount never to exceed demonstrable increases in its overall cost due to such increases from suppliers, and always subject to reduction according to the preceding paragraph as agreed by Tapemark.

VIII.    Termination for Cause:

Upon default by either party in the performance of any material obligation in this Agreement, either party may give notice in writing by United States mail, to the other party and the defaulting party shall have thirty (30) days from the date the notice is sent to cure the default. However, if the default is not cured within thirty (30) days from the date of notice, the non-defaulting party may terminate this Agreement by providing notice of termination, which shall take effect no earlier than ten (10) days from the date of such notice. Termination under this paragraph shall not relieve either party of an obligation existing upon the date of termination or relieve either party from liability for breach of this Agreement subject to the terms of this Agreement.

IX.      Forecast/Planning:

CNS will provide to Tapemark an annual forecast to be used by Tapemark to assist in capacity planning. This annual forecast is not a binding forecast and Tapemark will not hold CNS to this forecast. CNS will also provide to Tapemark, production requirements for a 3-month time period on a monthly basis. Tapemark will use this production requirement to plan production and to plan their material requirements. In the event CNS cancels any orders, except only as expressly otherwise provided in this Agreement, CNS will be responsible only for reimbursing Tapemark for the cost of material in Tapemark's inventory or material that has been placed on order for production requirements that fall within the 3-month timeframe. CNS will not be responsible for material purchases that exceed production requirements for the 3-month timeframe, unless a member of the CNS operations group authorized such material purchases in writing. In no event will CNS be liable for any consequential, incidental or other damages for cancellation, but will only be liable for reimbursing Tapemark for its material costs. CNS will provide on an ongoing basis, purchase orders for production requirements for the aforementioned time period. These purchase orders are to be used by Tapemark as a finite scheduling format to plan production and material needs to meet the required dates as mutually agreed to as outlined in Section XII.

Tapemark will provide CNS's planning department with detailed information concerning Tapemark's manufacturing capacity for its converting machines for each strip type and for each cartoning machine for each strip configuration. Each month, Tapemark will supply to CNS's planning department a summary of actual production for each converting machine by strip type and for each cartoning machine by strip configuration.


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


Tapemark will mark any written information concerning capacities and production, or other information that it may provide to CNS under this Agreement, which it intends to keep confidential as "CONFIDENTIAL". CNS will maintain the confidentiality of any information so marked except, as disclosure is required by law, process of law or to fulfill this Agreement.

X.       Use of Name and Trademarks:

Neither party will make any use whatsoever of the other party's name without its written permission. The decision to grant such permission is within the sole discretion of the non-requesting party. Neither party will use or reproduce any of the other party's trademark or logos in any manner without prior written approval. To request this approval, the requesting party must forward to the other party a complete and accurate specimen copy of the proposed use. The non-requesting party agrees to reply to the requesting party within ten (10) business days of receipt of such proposed use. Any permitted use extends only to authorized materials. Except as disclosure is required by law, process of law or to fulfill this Agreement, CNS and Tapemark agree to keep prices, forecast volumes, quantity of purchases and other material information related to this Agreement confidential during the Term of this Agreement and for a period of two
(2) years thereafter.

XI.      Events of Excused Performance:

Neither Tapemark or CNS shall be considered in default or be liable to the other for any delay beyond the reasonable control of such party, including, but not limited to, acts of God, explosion, earthquake, fire, flood, war whether declared or not, accident, strikes, labor disturbances, inability to procure from a third party supplier, sabotage, or order or decrees of any court or action of a government authority. If such a delay continues for a period of more than ten (10) consecutive days, CNS is relieved of its obligation to purchase from Tapemark for the period of Tapemark's inability to supply and such longer period as may be reasonably necessary to secure a supply of similar product from a third party. Tapemark agrees to use reasonable efforts to help CNS identify such a supplier. It is expected that Tapemark will create and maintain a catastrophic recovery plan and present to CNS for review. CNS and Tapemark will review this catastrophic recovery plan on each anniversary of this Agreement.

XII.     Delivery/Safety Stock:

CNS will provide to Tapemark Purchase Orders for production requirements as outlined in Section IX. Tapemark shall, within forty-eight (48) business hours acknowledge the purchase orders for pricing, quantity and delivery. Upon acceptance of CNS' purchase order, Tapemark will deliver product as acknowledged as to pricing, quantity and delivery. Pricing is based on price sheet (Exhibit
A), subject to adjustments under Section VII. The purchase order date will reflect the month in which production requirements are needed. Individual dates by item/purchase order will be mutually agreed upon on a routine basis based on market fluctuations. Tapemarks' failure to meet


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


the mutually agreed upon date will be considered a material breach of this Agreement. Tapemark will be responsible to CNS for any additional costs incurred by CNS as a result of Tapemark's late delivery. These costs may include, but are not limited to, expedited costs either from Tapemark or to CNS' customers, late charges assessed by CNS' customers, and overtime costs. No terms or conditions on any purchase orders or acknowledgements or similar sales documents shall be effective to add terms to or vary the terms of this agreement.

XIII.    Account Representation:

Tapemark agrees during the term of this Agreement to designate an individual as an Account Representative to represent Tapemark and be a primary contact person to CNS. The Account Representative's responsibilities may include, but are not limited to, development of new business opportunities, production requirement submissions, material lead-time planning, delivery issues, quality issues, and quantity issues.

XIV.     No assignment or delegation:

Neither this Agreement nor any of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed or otherwise, to any third party without the prior written consent of the other party not to be unreasonably withheld; provided, however, that CNS may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the sale or disposition by merger or consolidation of all or substantially all of its assets related to the sale of nasal dilators.

XV.      Entire Agreement

This Agreement constitutes the entire agreement between parties. No other agreement not expressed in this Agreement shall have any force or effect, and no modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by each of the parties to this Agreement.

XVI.     Governing Law

This Agreement shall be governed by Minnesota law. The parties consent to jurisdiction of the courts of the state of Minnesota and concerning any dispute concerning or related to this Agreement or its formation.

XVII.    Governing Law/Arbitration

This Agreement shall be governed by Minnesota law. Any controversy or claim arising out of or relating to this Agreement, its formation or the breach thereof shall be settled by


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arbitration before a single arbitrator. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.




/s/ Erik P. Switzer           10/15/01    /s/ Connie Fagen              10/10/01
-----------------------------             -----------------------------
Erik P. Switzer                           Connie Fagen
Purchasing Manager, CNS, Inc.             Business Unit Manager
                                          Tapemark, Inc.




/s/ Larry Muma                10/15/01    /s/ Doug Graham               10/15/01
-----------------------------             -----------------------------
Larry Muma                                Doug Graham
VP of Operations, CNS, Inc.               VP of Sales and Marketing
                                          Tapemark, Inc.


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                                    EXHIBIT A

                                    [* * * *]




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